Exhibit 99.1

Oportun Adds Additional Warehouse Capacity, Reduces Warehouse

Financing Costs and Pays Down Additional Higher Cost Corporate Debt

Adds a new $247 million warehouse facility with Citizens Financial Group, Inc. and Community Investment Management

Extends the term of an existing warehouse facility with Goldman Sachs and Jefferies by 12 months

Increases weighted average remaining term of combined warehouse facilities from 17 months to 25 months

Proactively paid down $17.5 million of higher cost corporate debt in October, resulting in $50 million of total corporate debt paid down since October 2024

SAN CARLOS, CA, October 14th, 2025

Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced several enhancements to its debt capital structure:

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The closing of a new $247 million, three-year revolving term committed warehouse facility with Citizens Financial Group, Inc., as senior lender and Community Investment Management, as mezzanine lender.

•	A 12-month extension of an existing warehouse facility with Goldman Sachs as senior lender and Jefferies as mezzanine lender.

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Both warehouse facilities were priced more favorably than existing warehouse facilities and reduced overall warehouse financing costs. The structure of the other existing warehouse facilities remains unchanged.

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An increase in total committed warehouse capacity from $954 million to $1.14 billion, and an increase in the weighted average remaining term for combined warehouse facilities from 17 months to 25 months.

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The repayment of $17.5 million of higher cost corporate debt since the end of the third quarter, resulting in a total corporate debt pay-down of $50 million since the facility’s inception in October 2024.

“Reducing total warehouse financing costs while increasing committed warehouse capacity helps ensure Oportun is well placed to continue delivering for our investors and members,” said Paul Appleton, Interim Chief Financial Officer at Oportun. “The support from our existing lender group and the addition of two new capital partners combined with Oportun’s continued focus on paying down higher cost corporate debt strengthens our balance sheet and helps the company provide affordable credit to more qualified borrowers.”

After the end of the third quarter, Oportun proactively repaid the remaining $7.5 million of the $27.5 million in mandatory corporate loan payments due by January 2026, along with an additional $10 million eligible for early repayment without penalties.

Oportun has now reduced the initial October 2024 $235 million balance on its higher cost corporate financing facility to $185 million.

For more information visit oportun.com.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members’ financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $20.8 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $218.3 billion in assets as of June 30, 2025. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,000 ATMs and approximately 1,000 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on X, LinkedIn or Facebook.

About Community Investment Management

Community Investment Management (CIM) is a global institutional investment manager providing strategic debt capital to scale responsible innovation in lending. As part of its investment mandate, CIM partners with fintechs to address credit gaps in the US and emerging markets. For more information, visit https://cim-llc.com.

About Goldman Sachs

Goldman Sachs is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

About Jefferies

Jefferies (NYSE: JEF) is a leading global, full-service investment banking and capital markets firm that provides advisory, sales and trading, research and wealth and asset management services. With more than 47 offices in 21 countries around the world, we offer insights and expertise to investors, companies and governments.

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Investor Contact Dorian Hare (650) 590-4323 ir@oportun.com Media Contact Michael Azzano Cosmo PR for Oportun (415) 596-1978 michael@cosmo-pr.com